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                                                                    EXHIBIT 23.1



                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-71670) pertaining to the Williams Energy Partners Long-Term Incentive Plan and in the Registration Statement (Form S-3 File No. 333-83952) of Williams Energy Partners L.P. of our report dated March 3, 2003, with respect to the consolidated financial statements of Williams Energy Partners L.P., and of our report dated March 3, 2003, with respect to the consolidated balance sheet of WEG GP LLC, both of which are included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

                                                              Ernst & Young LLP

Tulsa, Oklahoma
March 19, 2003